Exhibit 4.2

Xinyuan Real Estate Co., Ltd.

XINYUAN REAL ESTATE CO., LTD.
(Incorporated under the laws of the Cayman Islands)
Number:
XX	Number	Common Shares
	XX	XX

Common Shares:	US$[XX] Share Capital divided into
XX	[XX] Common Shares of a par value of US$0.0001 each

Issued to:
XX	THIS IS TO CERTIFY THAT XX is the registered holder of XX Common Shares in the above-named Company subject to the memorandum and articles of association thereof.

Dated XX

Transferred from:
XX	EXECUTED for and on behalf of the Company on 2007.
XX
DIRECTOR

TRANSFER

I		(the Transferor) for the value received

DO HEREBY transfer to		(the Transferee) the

shares standing in my name in the

undertaking called XINYUAN REAL ESTATE CO., LTD.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor